                                                                 EXHIBIT 99.8

                           EMPLOYEE MATTERS AGREEMENT


                  EMPLOYEE MATTERS AGREEMENT, dated as of October 28, 2001 (as the same may be amended from time to time, the "Agreement"), between HUGHES ELECTRONICS CORPORATION, a Delaware corporation ("HEC"), and ECHOSTAR COMMUNICATIONS CORPORATION, a Nevada corporation ("Echostar"), each a "Party," and collectively, the "Parties."

                  WHEREAS, following the separation of HEC from General Motors Corporation ("General Motors") pursuant to a Separation Agreement (the "Separation Agreement") entered into by and between HEC and General Motors, HEC and Echostar desire to combine the business of Echostar with the business of HEC pursuant to a merger (the "Merger") of Echostar with and into HEC, with HEC as the surviving corporation ("New HEC"), as contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement") entered into by and between HEC and Echostar; and

                  WHEREAS, the Merger Agreement contemplates the execution and delivery of this Agreement concurrently with the execution and delivery of the Merger Agreement; and

                  WHEREAS, this Agreement shall become effective as of the Merger Effective Time (as defined in the Merger Agreement).

                  NOW, THEREFORE, in consideration of the mutual covenants and provisions hereinafter contained, the Parties hereby agree as follows:

1.       DEFINITIONS.

                  (a) All initially capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement unless the context indicates otherwise.

                  (b) For purposes of this Agreement, each of the following terms shall have the meaning ascribed to such term below:

                  "Transaction Documents" shall mean the Merger Agreement, Implementation Agreement and Separation Agreement.

                  "Plans" shall mean all employee benefits and compensation plans, programs, agreements and arrangements (including, without limitation, all severance, termination, separation, and retention plans, agreements and arrangements) maintained or sponsored by HEC or any of its Subsidiaries.

                  "HEC Employees" shall mean current, former and retired employees of HEC and its current or former subsidiaries, but only to the extent HEC has current liabilities or obligations (contingent or otherwise) to such persons (the
                  "Subsidiaries").



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2.       [INTENTIONALLY OMITTED]

3.       CONTINUATION OF WAGES AND BENEFITS.

                  (a) Except as otherwise  provided in this  Agreement,  New HEC shall continue, as in effect immediately prior to the Merger Effective Time, all employee benefits and compensation plans set forth on Schedule A to this Agreement (the "Schedule A Plans"), other than plans, agreements and arrangements identified thereon as Incentive Compensation Plans (the "HEC Incentive Plans"), for a period of at least 12 months immediately following the Merger Effective Time.

                  (b) For a period of at least 12 months immediately following the Merger Effective Time, New HEC shall not reduce the salary or hourly wage rate in effect immediately prior to the Merger Effective Time for any current HEC Employee as of the Merger Effective Time who is not a member of a collective bargaining unit or is not covered by a collective bargaining agreement. In addition, New HEC shall, for at least 12 months immediately following the Merger Effective Time, provide to each HEC Employee employed by HEC or its Subsidiaries immediately prior to the Merger Effective Time, opportunities to earn incentive compensation which is no less favorable in the aggregate than the incentive compensation opportunities (as defined below) provided to such HEC Employee immediately prior to the Merger Effective Time. Consistent with this Section 3(b) and Section 5(b), after the Merger Effective Time New HEC may restructure the mix of the incentive compensation opportunities provided by the various elements of the HEC Employees' incentive compensation plans and arrangements. Further, New HEC shall not reduce the amount of such incentive compensation opportunities which are payable in the form of cash or stock grants (other than stock options, subject to the second sentence of this Section 3(b)). For purposes hereof, "incentive compensation opportunities" immediately prior to the Merger Effective Time shall mean the targeted incentive compensation opportunities under the HEC Incentive Plans with respect to such HEC Employee as of the Merger Effective Time (and, with respect to the value of stock option grants, shall be determined on a Black-Scholes or similar valuation model for the grants made in the calendar year in which the Merger Effective Time occurs or the immediately preceding calendar year, whichever produces the highest value with respect to stock option grants), but does not include the value of any retention stock option grant or any stock option granted on June 22, 2001, or amounts payable under the HEC Critical Capabilities Continuation Bonus Plan or any retention bonus plan.

                  (c) Nothing in this Agreement or in the Transaction Documents shall:

                    (i) confer upon any HEC Employee any right with respect to continuation of employment with New HEC, nor interfere with the right, or limit the ability, of New HEC (or the applicable employer) to terminate the employment of any of the HEC Employees at any time, with or without cause, nor, subject to Sections 3(a), 3(b), 4.2, 5 and 6 hereof, restrict New HEC in its independent judgment in modifying any of the terms and conditions of employment of the HEC Employees,


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


                    (ii)) prohibit, restrict, or in any way interfere with New HEC's rights or abilities to sell, lease or otherwise dispose of all or any part of the business of New HEC, or

                    (iii) prohibit, restrict or in any way interfere with New HEC's right or ability to amend, terminate or suspend any Plan or other program, policy, agreement or arrangement, to the extent such action is required to comply with Applicable Law or where applicable, to maintain qualification under Section 401 of the Code.

4.       RETIREMENT PLANS.

                  (a) Notwithstanding any other provision of this Agreement, New HEC shall continue coverage under the contributory portion of the HEC Non-Bargaining Retirement Plan (the "Non-Bargaining Plan"), as in effect immediately prior to the Merger Effective Time, for all HEC Employees who are contributory participants in such plan as of the date hereof, or, following the first anniversary of the Merger Effective Time, provide coverage under a successor plan having terms and conditions that are no less favorable to any such participant than the contributory portion of the Non-Bargaining Plan until the fifth anniversary of the Merger Effective Time, as applicable, except for amendments to the contributory portion of the Non-Bargaining Plan to the extent required to comply with Applicable Law or to maintain the qualification of the plan under Section 401 of the Code.

                  (b) Effective December 1, 2001, HEC amended the Non-Bargaining Plan to provide for a cash balance benefit feature pursuant to which non-contributory participants as of the Merger Effective Time shall be entitled to an accrued benefit equal to the greater of: (i) the amount calculated under the cash balance provisions or (ii) the amount calculated under the non-contributory provisions as in effect immediately prior to the Merger Effective Time. If, prior to the Merger Effective Time, HEC has not obtained a favorable determination from the Internal Revenue Service regarding the qualification of the Non-Bargaining Plan, as amended, New HEC shall use commercially reasonable efforts to obtain such a determination from the Internal Revenue Service.

                  (c) The Non-Bargaining Plan, and the HEC Salaried Excess Benefit Plan (the "Excess Plan") shall be amended, effective as of the Merger Effective Time and to the fullest extent permitted by Applicable Law (including any requirements to maintain the qualification of such plan with Section 401 of the Code), to provide that each HEC Employee who (i) is a participant in the contributory portion of the Non-Bargaining Plan as of such date, (ii) is identified within one year of the Merger Effective Time for layoff which arises directly from the transactions contemplated by the Transaction Documents (collectively, the "Transaction"), (iii) is laid off within two years following the Merger Effective Time, and (iv) is entitled to receive severance benefits under the Special Severance Appendix to the HEC Employment Transition Assistance Plan, shall have a right to receive an enhanced lump sum payment equal to the actuarial present value of the accrued benefit payable under the Non-Bargaining Plan and the Excess Plan, as applicable, as if such HEC Employee had grown into his or her earliest unreduced retirement date (e.g., "Magic 75") assuming that he or she had continued employment with HEC through such date. New HEC shall use its commercially reasonable efforts to obtain a favorable determination under
Section 401 of the Code with respect to such amendment.

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                  (d)) New HEC shall timely file for all GUST amendments.

5.       INCENTIVE COMPENSATION PLANS.

                  (a) Neither the performance metric or other performance-based criteria nor the incentive compensation opportunities provided to the HEC Employees under the HEC Incentive Plans may be amended or otherwise modified with respect to any performance period that ends prior to the Merger Effective Time.

                  (b) Subject to Section 3(b) of this Agreement, any performance metric or other performance-based criteria or the incentive compensation opportunities provided to the HEC Employees under any HEC Incentive Plan may be amended or otherwise modified with respect to any performance period that straddles or commences on or after the Merger Effective Time provided that:

                    (i) With respect to each such HEC Incentive Plan, New HEC shall, as soon as practicable following the date of the amendment or modification (the "Modification Date") and in a manner consistent with past practice and the terms and conditions of such HEC Incentive Plan, determine the pro rata amount of the award for each HEC Employee under such HEC Incentive Plan for the period commencing on the first day of the plan year or performance period(s), as applicable, in which the Modification Date occurs, and ending on the Modification Date (the "Pre-Modification Award Period"). As soon as practicable following the Modification Date, New HEC shall determine the actual aggregate HEC Incentive Plan performance for the Pre-Modification Award Period by comparing (x) the actual percentage level of performance achieved through the Modification Date for each HEC Incentive Plan metric, as applicable, to (y) the planned performance through the Modification Date for each HEC Incentive Plan metric, as applicable. New HEC shall calculate each HEC Employee's award for the Pre-Modification Award Period under such HEC Incentive Plan by using the actual aggregate HEC Incentive Plan performance determined in accordance with the preceding sentence as of the Modification Date. Individual awards so determined shall be pro rated by a fraction, the numerator of which shall be the number of whole months completed from the first day of the plan year or performance period(s), as applicable, up to and including the Modification Date as a completed month, and the denominator of which shall be (i) 12 months in the case of the HEC Annual Incentive Plan and the HEC Employees' Results Sharing Plan, (ii) 36 months in the case of the HEC Long-Term Achievement Plan, and (iii) the number of months in the applicable performance period in the case of other HEC Incentive Plans. The amounts so determined above shall become the minimum bonus payable under the plan at the end of the plan's performance period (the "Minimum Bonus Amount");

                    (ii) The HEC Employees who are affected by the amendment or modification of the HEC Incentive Plan shall be notified of the amendment or modification as soon as practicable after the adoption of the amendment or modification; and



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


                    (iii) As soon as practicable following the last day of the plan year or performance period(s), as applicable, in a manner consistent with the terms and conditions of each HEC Incentive Plan, New HEC shall determine the amount of the award payable to each HEC
          Employee under such HEC Incentive Plan for the entire performance period. New HEC shall pay such awards (subject to such awards not being less than the Minimum Bonus Amount and to the terms of any individual written agreements) to participants promptly after the last day of the plan year or performance period(s), as applicable; provided, further, that if the employee is terminated in a manner that would entitle him or her to severance payments under the HEC Employment Transition Assistance Plan or the PanAmSat Corporation Severance Pay Plan (including the requirement of signing a consent and release) and subject to the terms of any individual written agreement, the employee shall be paid at least the Minimum Bonus Amount under the plan.

6.       RETIREE HEALTH BENEFITS.

                  (a) Subject to Applicable Law, New HEC shall continue coverage under the retiree health plan in effect immediately prior to the Merger Effective Time or, following the first anniversary of the Merger Effective Time, any successor retiree health plan providing benefits, for all HEC Employees who are being provided with such coverage as of the Merger Effective Time, for all HEC Employees who are participants in the contributory portion of the Non-Bargaining Plan and who are eligible to receive Magic 75 retirement benefits pursuant to Section 4(c) of this Agreement and for those HEC Employees who have been given company-paid retiree medical benefits pursuant to the terms of special contracts ("Special Contract Employees"), including, but not limited to, former employees of MESC Holdings, Inc., and Honeywell Inc., and their respective qualified dependents (collectively, such individuals referred to under this Section 6(a), the "Protected Retiree Benefits Group") for as long as health insurance coverage is provided to active HEC Employee, but in no event shall any such retiree health coverage continue beyond the date upon which the retiree or eligible dependent attains or would have attained age 65. HEC represents that the number of Special Contract Employees does not exceed 15.

                  (b) Subject to Applicable Law, for a period of at least 24 months immediately following the Merger Effective Time, New HEC shall provide retiree health benefits, on the same basis as those provided to retired HEC Employees who were participants in the contributory portion of the Non-Bargaining Retirement Plan, to each HEC Employee who (i) is a participant in the contributory portion of the Non-Bargaining Plan, (ii) is 50 years of age or older as of the Merger Effective Time, (iii) is identified within one year of the Merger Effective Time for layoff which arises directly from the Transaction,
(iv) is laid off within two years following the Merger Effective Time , and (v) is entitled to receive severance benefits under the Special Severance Appendix to the HEC Employment Transition Assistance Plan, and to such employee's eligible dependents, commencing at the time the employee attains or would have attained the age of 55 years and terminating upon the date such retiree or eligible dependent attains or would have attained age 65. New HEC shall offer coverage, on a 100% self-pay basis at a group rate under a group medical plan, for any such employee and his or her eligible dependents until such employee attains or would have attained age 55.

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

7.       OTHER BENEFIT PLANS.

         7.1 Waiver. New HEC shall, and shall cause the Subsidiaries, to provide that no pre-existing conditions or exclusions shall apply to HEC Employees under the New HEC benefit plans except to the extent such condition or exclusion was applicable to an individual HEC Employee prior to the Merger Effective Time. With respect to the plan year during which the Merger Effective Time occurs, any amounts for out of pocket limits and benefit maximums incurred by an HEC Employee under the Plans during such plan year will be counted toward out of pocket limits and benefit maximums under the New HEC benefit plans for the same plan year for such employee.

         7.2 Severance Plans. New HEC shall continue the following plans for a period of at least 24 months after the Merger Effective Time: HEC Employment Transition Assistance Plan and the Special Severance Appendix thereto, PanAmSat Corporation Severance Pay Plan, and DIRECTV Latin America Employment Transition Assistance Plan (including special severance provisions), each as in effect on the date hereof, including the provisions thereof requiring the signing of a consent and release.

8.       FURTHER AGREEMENTS.

         8.1 Past Service Credit. From and after the Merger Effective Time, New HEC shall, and shall cause the Subsidiaries and successors to, provide credit (without duplication) to HEC Employees for their service with HEC and its Subsidiaries for purposes of eligibility, vesting, continuous service, determination of service awards, vacation and severance entitlements, eligibility to retire, early retirement subsidies and benefit accrual (provided that this does not result in any duplication of benefits) under all the New HEC benefit plans to the same extent and for the same purposes as such service was credited under the Plans.

         8.2 Cooperation. The Parties agree to cooperate and to promptly respond to reasonable requests for information to implement the terms of this Agreement.

         8.3 Administration. This Agreement shall be administered by the Compensation Committee of the Board of Directors of New HEC (the "Board").

         8.4 Successors. New HEC and Echostar shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of New HEC to expressly assume and agree to perform New HEC's obligations under this Agreement in the same manner and to the same extent that New HEC would be required to perform such obligations as if no such succession had taken place and, to the extent permitted by Applicable Law, New HEC and its affiliates shall thereupon be relieved of any and all liability in connection therewith.

9.       MISCELLANEOUS MATTERS.

         9.1 Conduct of Business. Notwithstanding anything contained herein, nothing in this Agreement shall prohibit, restrict, limit or in any way interfere with HEC's or any Subsidiary's right or ability to conduct their business and operations in accordance with Section 5.3(a) of the Merger Agreement, including, without limitation, HEC's or any HEC Subsidiary's right or




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
ability to enter into or modify any employee benefit plan or agreement or arrangement with, or grant any bonuses, salary increases, severance or termination pay to, or otherwise increase the compensation or benefits of, any officer, director, consultant or employee of HEC or its Subsidiaries in the ordinary course of business consistent with past practice.

         9.2 No Third Party Beneficiaries. No provision in this Agreement or in any Schedule, attached hereto or in the Transaction Documents shall confer upon any person, other than the signatories hereto, any rights or remedies with respect to the matters set forth herein.

         9.3 Severability. In case any one or more of the provisions contained in this Agreement or the Schedules hereto shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction or a qualified arbitrator, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be diminished.

         9.4 Governing Law. To the extent not governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         9.5 Entire Agreement; Amendments. The Transaction Documents and this Agreement constitute the entire agreement among the Parties and supersede all other pre-existing agreements, with respect to the matters expressly provided for in this Agreement and the Schedules hereto. Prior to the Merger Effective Time, this Agreement may be amended or modified only by mutual agreement in writing signed by an authorized representative of each Party. Following the Merger Effective Time, no amendment or modification may be made to this Agreement.

         9.6 Order Of Precedence. This Agreement shall be construed in a manner consistent with the Transaction Documents and incorporates the provisions thereof by reference to the extent relevant to this Agreement. The Parties hereto agree that if any terms of this Agreement conflict with the terms in the Transaction Documents, the terms of the Transaction Documents shall govern with respect to the resolution of such conflict.

         9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

         9.8 Notices. All notices or other communications hereunder or under any Schedule hereto, shall be in writing, signed by the party providing such notice, and shall be considered properly given or made and shall be deemed to have been duly given on the date of delivery, when delivered personally or transmitted and received by telecopier/facsimile transmitter, receipt acknowledged or confirmed during normal business hours, or in the case of registered or certified mail, return receipt requested, postage prepaid, on the date shown on such return receipt.

Any notices to HEC or New HEC shall be sent as follows (or to such other address as HEC or New HEC may specify in writing to the Echostar):


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

                  Sandra Harrison
                  P.O. Box 956
                  Bldg. 001
                  MS-A104
                  El Segundo, CA 90245-0956
                  Telecopy: (310) 416-1254

         With copies to:

                  John Higgins
                  P.O. Box 956
                  Bldg. 001
                  MS-A103
                  El Segundo, CA 90245-0956
                  Telecopy: (310) 456-1089

Any notices to Echostar shall be sent as follows (or to such other address as Echostar may specify in writing to HEC):

                  Echostar Communications Corporation
                  5701 South Santa Fe Drive
                  Littleton, Colorado 80120
                  Attention:  General Counsel
                  Telecopy:   (303) 723-1699

         With copies to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, NY 10004
                  Attention:  Francis J. Aquila
                              and John J. O'Brien
                  Telecopy:   (212) 558-3588

         9.10 Descriptive Headings. The section and clause headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.


                            [SIGNATURE PAGE FOLLOWS]


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




IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date written above.




HUGHES ELECTRONICS CORPORATION

By: /s/ Larry D. Hunter
   ------------------------------------

Title: Larry D. Hunter
      ---------------------------------

Date: Vice President
     ----------------------------------




ECHOSTAR COMMUNICATIONS CORPORATION

By: /s/ David K. Moskowitz
   ------------------------------------

Title: David K. Moskowitz
      ---------------------------------

Date: Senior V.P., General Counsel and
      Secretary
     ----------------------------------


                          [Employee Matters Agreement]


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